Exhibit 12

                        CENTRAL ILLINOIS LIGHT COMPANY
                       Computation of Ratio of Earnings
                               to Fixed Charges


                                          Twelve Months Ended
                                          -------------------
                           June                   December 31,
                            30,

                           1994     1993     1992     1991    1990     1989
                           ----     ----     ----     ----    ----     ----
                                        (Thousands of dollars)

 Earnings, as defined:
     Net Income           $38,184  $37,678 $35,636  $44,231  $40,966  $44,430

     Income Taxes          22,183   20,368  17,723   22,329   20,500   22,179

     Fixed Charges, as     25,573   26,335  25,130   24,295   24,095   24,540
     below                -------  ------- -------  -------  -------  -------
          Total
          Earnings, as    $85,940  $84,381 $78,489  $90,855  $85,561  $91,149
          defined         =======  ======= =======  =======  =======  =======

 Fixed Charges, as
 defined:
     Interest on COLI     $ 1,730  $ 1,434 $   930  $   870  $   868  $   798

     Interest on Short-       342      592     180        0        0        0
     Term Debt

     Interest on Long-     19,572   19,753  20,747   21,285   21,399   21,968
     Term Debt
     Amortization of
     Debt Discount &          676      624     410       96       97      107
     Expense and Premium

     Miscellanous
   Interest Expense           898    1,485   2,448    1,591    1,320    1,205
     Interest Portion of    2,355    2,447     415      453      411      462
     Rentals              -------  ------- -------  -------  -------  -------

          Total Fixed
          Charges, as     $25,573  $26,335 $25,130  $24,295  $24,095  $24,540
          defined         =======  ======= =======  =======  =======  =======

 Ratio of Earnings to
 Fixed Charges             3.36     3.20     3.12     3.74    3.55     3.71
                            ====     ====    ====    ====      ====     ====